SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    EXHIBITS

                                   FILED WITH

                       POST-EFFECTIVE AMENDMENT NO. 10 TO
                             REGISTRATION STATEMENT

                                       ON

                                    FORM N-1A

                        TEMPLETON GLOBAL INVESTMENT TRUST


PAGE



                                  EXHIBIT LIST

Exhibit Number                      Name of Exhibit

         ( 9)(B)           Fund Administration Agreement

         (27)              Financial Data Schedules




PAGE



                      FUND ADMINISTRATION AGREEMENT BETWEEN

                        TEMPLETON GLOBAL INVESTMENT TRUST

                                       AND

                        FRANKLIN TEMPLETON SERVICES, INC.

                  AGREEMENT dated as of October 1, 1996, between Templeton Global Investment Trust (the "Investment Company"), an investment company registered under the Investment Company Act of 1940 ("1940 Act"), on behalf of Templeton Growth and Income Fund, Templeton Global Infrastructure Fund, Templeton Americas Government Securities Fund, Templeton Greater European Fund, and Templeton Latin America Fund, (each a "Fund"), separate series of the Investment Company, and Franklin Templeton Services, Inc. ("FTS" or "Administrator").

                  In consideration of the mutual promises herein made, the parties hereby agree as follows:

         (1) The Administrator agrees, during the life of this Agreement, to provide the following services to each Fund:

                  (a) providing office space, telephone, office equipment and supplies for the Fund;

                  (b) providing trading desk facilities for the Fund, unless these facilities are provided by the Fund's investment adviser;

                  (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

                  (d) supervising preparation of periodic reports to shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual shareholders when asked to do so by the Fund's shareholder servicing agent or other agents of the Fund;

                  (e) coordinating the daily pricing of the Fund's investment portfolio, including collecting quotations from pricing services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data; and coordinating trade settlements;

                  (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

                  (g) supervising compliance by the Fund with recordkeeping requirements under the federal securities laws, including the 1940 Act and the rules and regulations thereunder, and under other applicable state and federal laws; and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

                  (h) preparing and filing of tax reports including the Fund's income tax returns, and monitoring the Fund's compliance with subchapter M of the Internal Revenue Code, as amended, and other applicable tax laws and regulations;

                  (i) monitoring the Fund's compliance with: 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; the Fund's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Investment Company's Board of Trustees ("Board") or by the Fund's investment adviser and applicable to the Fund;

                  (j) providing executive, clerical and secretarial personnel needed to carry out the above responsibilities;

                  (k) preparing and filing regulatory reports, including without limitation Forms N-1A and N-SAR, proxy statements, information statements and U.S. and foreign ownership reports; and

                  (l) providing support services incidental to carrying out these duties.

Nothing in this Agreement shall obligate the Investment Company or any Fund to pay any compensation to the officers of the Investment Company. Nothing in this Agreement shall obligate FTS to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

         (2) The Investment Company agrees, during the life of this Agreement, to pay to FTS as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of each Fund during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

From time to time, FTS may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. FTS shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of each affected Fund's expenses, as if such waiver or limitation were fully set forth herein.

         (3) This Agreement shall remain in full force and effect through for one year after its execution and thereafter from year to year to the extent continuance is approved annually by the Board of the Investment Company.

         (4) This Agreement may be terminated by the Investment Company at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Investment Company shall be directed or approved by the vote of a majority of the Board of the Investment Company in office at the time or by the vote of a majority of the outstanding voting securities of the Investment Company (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940
Act).

         (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of FTS, or of reckless disregard of its duties and obligations hereunder, FTS shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.

FRANKLIN TEMPLETON SERVICES, INC.

By:/s/MARTIN L. FLANAGAN
      Martin L. Flanagan
      President

TEMPLETON GLOBAL INVESTMENT TRUST

By:/s/JOHN R. KAY
      John R. Kay
      Vice President